UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) January 15, 2008

WILLBROS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama
(State or Other Jurisdiction of Incorporation)

1-11953 (Commission File Number)	98-0160660 (IRS Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama
(Address of Principal Executive Offices) (Zip Code)
+50-7-213-0947
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)     On January 15, 2008, the Compensation Committee of the Registrant’s Board of Directors (the “Committee”) adopted an amendment to the employment agreement dated as of January 20, 2006, by and between Willbros USA, Inc., a wholly owned subsidiary of the Registrant (“WUSA”), and Robert R. Harl, as amended by that certain Amendment No. 1 thereto dated as of June 16, 2006 (the “Agreement”). The amendment to the Agreement was adopted as a result of the Committee’s annual administrative review of WUSA’s employment agreements with various executive officers of the Registrant and to provide for consistency among these agreements.
     Under the terms of the Agreement, Mr. Harl has been and in the future will be granted stock options and shares of restricted stock of the Registrant (“Restricted Stock”). The amendment to the Agreement adopted by the Committee provides that, in cases of Mr. Harl’s early termination of employment with WUSA other than for termination due to voluntary resignation or termination by WUSA for cause, Mr. Harl is entitled to immediate vesting or immediate granting and vesting, as the case may be, of the awards of shares of Restricted Stock and stock options described in the Agreement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: January 22, 2008	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer